                                   Exhibit 6
                                   ---------


                TRANSACTIONS IN THE SHARES SINCE AUGUST 16, 1994
                ------------------------------------------------

                                                                    Number(3)         Price(4)
Purchaser                                  Purchase Date            of Shares         Per Share
- ---------                                  -------------            ---------         ---------
Malcolm I. Glazer                           10/12/94                1,100,299         $5.1875
as Trustee F/B/O
Malcolm I. Glazer
Trust U/A dated as
of March 23, 1990.

- --------------------
(3)    These shares were purchased in private transactions.

(4)    The purchase price includes broker's commissions.


                              PAGE 10 OF 36 PAGES